Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

GM FINANCIAL
RIGHT NOTES MAY HELP BUILD YOUR NEST EGG
It’s not too late to make good on that promise to save more money this year. With Right Notes, you can make an initial investment or add to an existing one at any time – including direct from payroll. A small investment now may make for a meaningful return later.
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More than $11 million has been invested in GM Financial Right Notes. Here are 6 reasons to consider a Right Notes investment. Higher rates than most savings accounts 24/7 access to your funds with no additional fees or penalties Daily interest automatically reinvested monthly Convenient online enrollment & investment management Additional investments accepted at any time – including direct from payroll $500 minimum investment
Still have questions
Check out our Frequently Asked Questions at rightnotes.com.
.gmfinancial.com/rs/750-MOZ-049/images/Right-Notes-Computer.png width 100% style display block border: Opx alt Video name video image How the program works.
Learn more about the benefits of GM Financial Right Notes.
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General Motors Financial Company. Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM financial Notes Web site at rightnotes.gmfinancial.com.alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.
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